Exhibit 99.1

Vanguard Natural Resources, LLC Reports First Quarter 2008 Financial Results

HOUSTON--(BUSINESS WIRE)--Vanguard Natural Resources, LLC (NYSEArca:VNR) (“Vanguard” or “Company”) today reported financial and operational results for the first quarter of 2008. The Company reported the following highlights for the first quarter:

  Generated Adjusted EBITDA of $10.4 million, up 151% over $6.9 million in the first quarter of 2007
  Recorded net income of $4.3 million, a $5.9 million increase over the first quarter of 2007
  Increased first quarter distribution to $0.445 per unit
  Completed the Permian Basin acquisition

Scott W. Smith, President and CEO, commented, “This quarter was a milestone for the Company with the closing of the Permian Basin acquisition. With this transaction, we are now an operator in one of the most prolific producing basins in the United States and have diversified our commodity mix to include a significant amount of oil production. The results reported this quarter reflect the contribution of the Permian Basin acquisition for only two months and are in line with our expectations for the year. We are continuing to identify and evaluate additional oil and gas properties that are suitable to our business model and we’re excited about some of the growth opportunities we have identified in both our existing Permian Basin assets and in nearby fields.”

First Quarter 2008 Results

During the first quarter of 2008, the Company produced 1,219 MMcfe, resulting in Adjusted EBITDA (a non-GAAP financial measure) of $10.4 million and net income of $4.3 million. Adjusted EBITDA is the primary measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions. Our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most comparable GAAP financial measure, net income, are provided in this release.

In the first quarter of 2008, the Company participated in the drilling of 24 gross (10 net) wells in Appalachia, all of which were successfully completed.

Cash Distributions

On March 18, 2008, the Company declared a cash distribution attributable to the first quarter of 2008 of $0.445 per unit, payable on May 15, 2008 to unitholders of record on April 30, 2008. This quarterly distribution of $0.445 per unit represents an increase of $0.02 per unit, or 4.7%, over the $0.425 distribution initially set forth in the prospectus for our initial public offering which was completed on October 29, 2007.

SEC Filings

The Company plans to file its Quarterly Report on Form 10-Q for the three months ended March 31, 2008 with the Securities and Exchange Commission on Thursday, May 15, 2008.

Permian Basin Acquisition

On January 31, 2008, the Company completed the acquisition of certain oil and gas properties in the Permian Basin of West Texas and New Mexico from the Apache Corporation (NYSE, Nasdaq: APA). The purchase price of the assets was $78.3 million with an effective date of October 1, 2007. At closing, the Company paid $73.4 million, being the purchase price less customary purchase price adjustments. In this acquisition, the Company acquired approximately 4.4 MMBoe, 83% of which are oil and 90% are proved developed producing.

Use of Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus net interest (income) expense (which includes write-off of deferred financing fees); loss on extinguishment of debt, depreciation, depletion and amortization (which includes accretion of asset retirement obligation); bad debt expenses; amortization of premiums prepaid on derivative contracts; change in fair value of derivative contracts; unit-based compensation expense and realized (gain) loss on cancelled derivatives.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Conference Call Information

The Company will host a conference call on May 13, 2008 at 10:00 a.m. CST to review its financial results.

To participate, analysts, investors, media and the public in the U.S. may pre-register by using the following URL: https://www.theconferencingservice.com/prereg/key.process?key= PN6AN7JGV. Alternatively, you may dial 888-680-0892 shortly before 10:00 a.m. (CST). The international phone number is 617-213-4858. The conference passcode is 59230781.

A replay will be available for a seven-day period approximately one hour after the end of the call by dialing 888-286-8010 or 617-801-6888 (international). The replay passcode is 89696943.

A live audio webcast of the conference call and the earnings press release will be available on the Investor Relations page of Vanguard’s web site (http://www.vnrllc.com).

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly-traded limited liability company, focused on the acquisition, exploitation and development of natural gas and oil properties in the United States. Vanguard’s assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin and the Permian Basin.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Vanguard Natural Resources, LLC
Operating Statistics
(Unaudited)

	Three Months Ended
	March 31,
	2008		2007
Net Natural Gas Production:
Appalachian gas (MMcf)	867		1,068
Permian gas (MMcf)	42	(a)	-
Total natural gas production (MMcf)	909		1,068
Average Appalachian gas daily production (Mcf/day)	9,527		11,868
Average Permian gas daily production (Mcf/day)	693	(a)	-

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including hedges	$10.47	(b)	$7.69
Net realized gas price, excluding hedges	$9.93		$8.39

Net Oil Production:
Appalachian oil (MBbls)	10,991		-
Permian oil (MBbls)	40,722	(a)	-
Total oil (MBbls)	51,713		-
Average Appalachian daily oil production (MBbls/day)	121		-
Average Permian daily oil production (MBbls/day)	679	(a)	-

Average Oil Sales Price per Bbls:
Net realized oil price, including hedges	$89.65		-
Net realized oil price, excluding hedges	$96.33		-

(a)	The Permian Basin acquisition closed on January 31, 2008 and as such only two months of operations are included in the three month period ending March 31, 2008.

(b)	Excludes amortization of premiums prepaid on derivative contracts.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2008 (a)	2007
Revenues:
Natural gas and oil sales	$14,000,097	$8,961,616
Realized losses on derivative contracts	(1,150,472)	(747,808)
Total revenues	12,849,625	8,213,808

Costs and expenses:
Lease operating expenses	2,015,677	1,146,379
Depreciation, depletion and amortization	2,823,978	2,028,863
Selling, general and administrative expenses	1,645,791	434,288
Bad debt expense	-	1,007,461
Taxes other than income	966,113	510,882
Total costs and expenses	7,451,559	5,127,873

Income from operations	5,398,066	3,085,935

Other income and (expense):
Interest income	7,614	12,967
Interest expense	(1,129,660)	(2,223,123)
Loss on extinguishment of debt	-	(2,501,528)
Total other expense, net	(1,122,046)	(4,711,684)

Net income	$4,276,020	$(1,625,749)

Net income per unit:
Common & Class B units - basic	$0.38	$(0.29)
Common & Class B units - diluted	$0.38	$(0.29)

Weighted average units outstanding:
Common units – basic & diluted	10,795,000	5,540,000
Class B units – basic & diluted	420,000	-

(a)	The Permian Basin acquisition closed on January 31, 2008 and as such only two months of operations are included in the three month period ending March 31, 2008.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$757,408	$3,109,563
Trade accounts receivable, net	9,987,429	4,372,731
Derivative assets	-	4,017,085
Other currents assets	741,969	453,198
Total current assets	11,486,806	11,952,577

Property and equipment
Furniture and fixtures	79,847	72,893
Machinery and equipment	163,765	138,719
Less: accumulated depreciation	(56,150)	(45,157)
Total property and equipment	187,462	166,455

Natural gas and oil properties, net – full cost method	183,346,598	106,983,349

Other assets
Derivative assets	203,945	1,329,511
Deferred financing costs	1,035,187	941,833
Non-current deposits	45,963	8,285,883
Other assets	569,142	1,519,577
Total assets	$196,875,103	$131,179,185

Liabilities and members’ equity

Current liabilities
Accounts payable - trade	$849,410	$1,056,627
Accounts payable – natural gas and oil	717,618	257,073
Payables to affiliates	3,278,376	3,838,328
Derivative liabilities	8,894,489	-
Accrued expenses	5,791,912	203,159
Total current liabilities	19,531,805	5,355,187

Long-term debt	102,500,000	37,400,000
Derivative liabilities	13,246,161	5,903,384
Asset retirement obligations	1,463,924	189,711
Total liabilities	136,741,890	48,848,282

Commitments and contingencies

Members’ equity
Members capital, 10,795,000 common units issued and outstanding at March 31, 2008 and December 31, 2007	86,321,263	90,257,856
Class B units, 420,000 issued and outstanding at March 31, 2008 and December 31, 2007	3,004,932	2,131,995
Other comprehensive loss	(29,192,982)	(10,058,948)
Total members’ equity	60,133,213	82,330,903

Total liabilities and members’ equity	$196,875,103	$131,179,185

Vanguard Natural Resources, LLC
Reconciliation of Net Income to Adjusted EBITDA (1) and Distributable Cash Flow
(Unaudited)

	Three Months Ended March 31,
	2008 (2)	2007

Net income (loss)	$4,276,020	$(1,625,749)
Plus:
Interest expense	1,129,660	2,223,123
Loss on extinguishment of debt	-	2,501,528
Depreciation, depletion and amortization	2,823,978	2,028,863
Bad debt expense	-	1,007,461
Amortization of premiums prepaid on derivative contracts	1,300,609	-
Unit-based compensation expense	915,346	-
Realized loss on cancelled derivatives	-	776,633
Less:
Interest income	7,614	12,968
Adjusted EBITDA	$10,437,999	$6,898,891
Less:
Interest expense, net	1,122,046	2,210,155
Drilling, recompletions and other capital expenditures	2,315,780	1,723,031
Distributable Cash Flow	$7,000,173	$2,965,705

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2)	The Permian Basin acquisition closed on January 31, 2008 and as such only two months of operations are included in the three month period ending March 31, 2008.

We define Adjusted EBITDA as net income (loss) plus:

  Net interest expense (including write-off of deferred financing fees);
  Loss on extinguishment of debt;
  Depreciation, depletion and amortization (including accretion of asset retirement obligations);
  Bad debt expenses;
  Amortization of premiums prepaid on derivative contracts;
  Change in fair value of derivative contracts;
  Unit-based compensation expense; and
  Realized (gain) loss on cancelled derivatives.

CONTACT:
Vanguard Natural Resources, LLC, Houston
Investor Relations Contact:
Richard Robert – EVP and CFO, 832-327-2258
investorrelations@vnrllc.com